Exhibit 10.5

INSURANCE AGENCY MASTER AGREEMENT

THIS INSURANCE AGENCY MASTER AGREEMENT (this “Agreement”) is entered into on this February 4th, 2013, by and between Ivantage Select Agency, Inc., an affiliate of Allstate Insurance Company (“Allstate”), with its principal office located at 3100 Sanders Rd, Northbrook, IL 60062 (“ISA”) and Federated National Underwriters, Inc., a Florida corporation with its principal office located at 14050 NW 14th Street, Suite 180, Sunrise, Florida 33323 (hereinafter “COMPANY”) (singularly “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, ISA, a licensed insurance producer, has access to a network of licensed captive insurance producers (“Producers”), who solicit insurance exclusively on behalf of Allstate Insurance Company, its subsidiaries and affiliates (“Allstate”);

WHEREAS, COMPANY, is authorized by Federated National Insurance Company to solicit the Coverage and, if applicable, to make the appointments as set forth in this Agreement;

WHEREAS, COMPANY and ISA desire to enter into a written agreement that sets forth their rights and obligations with respect to making certain insurance products available to consumers through ISA’s expanded markets program; and

NOW, THEREFORE, in consideration of the recitals and the mutual promises contained herein, the receipt and adequacy of which are acknowledged by all Parties, the Parties to this Agreement agree as follows:

Section 1. Relationship.

(a)            During the term of this Agreement, it is expressly understood that neither Party is subject to an exclusive arrangement herein and may represent other carriers or contract with other wholesale agencies, intermediaries or producers during the term of this Agreement with respect to Coverage. Furthermore, ISA shall have exclusive discretion to determine which risks, if any, that may be submitted for consideration by COMPANY. Likewise, COMPANY shall have exclusive discretion to determine which risks it chooses to accept.

(b)            ISA is a licensed producer and warrants that it is appropriately licensed as an Agency in accordance with the laws, rules and regulations of all states in which ISA shall transact business pursuant to this Agreement. ISA is an independent contractor and nothing herein shall be construed as creating the relationship of employer and employee between COMPANY and ISA.

(c)            ISA and Producers have the authority, unless revoked by COMPANY, to accept, bind, or cancel on behalf of COMPANY. COMPANY agrees to revoke a Producer’s authority at the written request of ISA. Additionally, ISA and Producers shall not assign, adjust or settle any losses on behalf of COMPANY. Notice to the ISA does not constitute notice to COMPANY.

Section 2. Term. This Agreement shall commence on the date this Agreement is executed by both Parties and shall continue until terminated in accordance with the provisions of Section 17 of this Agreement.

Section 3. Scope.

(a)            The scope of this Agreement regarding a particular insurance product or service will be defined in an attachment referenced herein as a Schedule ("Schedule"). Each Schedule will delineate: the carrier(s) approved by ISA, which must hold a Demotech, Inc. Financial Stability Rating (Demotech FSR) rating of A or better; the agreed-upon line or lines of insurance; compensation and territories, as applicable. “Coverage” shall be defined, for purposes of this Agreement, to mean those insurance products and services identified in the Schedules attached hereto that are not currently underwritten by Allstate or are not acceptable under Allstate’s underwriting or administrative guidelines and that Producers have been authorized by ISA to place through COMPANY.

(b)            Each Schedule is subject to the terms and conditions of this Agreement as may from time to time be amended in writing and signed by both Parties, and each Schedule may incorporate such additional terms and conditions as ISA and COMPANY may agree upon. Each Schedule, in conjunction with this Agreement, shall constitute a separate, distinct, and independent agreement and contractual obligation. To the extent that there is any conflict between the provisions of this Agreement and a Schedule, the terms of this Agreement shall control the rights and obligations of the Parties unless a Schedule expressly amends the terms of this Agreement and is signed by authorized representatives of both Parties.

(c)            COMPANY acknowledges that Allstate has the right to change, alter, add to or amend its current policies, products, and services as well as to modify its underwriting or administrative guidelines, from time to time at its sole discretion, the result of which will be to change the definition of Coverage. COMPANY also acknowledges that ISA retains the right of final approval of any and all Coverage products or programs to be made available through Producers. COMPANY agrees to adjust its practices of providing Coverage so that it will not infringe upon Allstate’s right to market its insurance products and so that Producers can make products available to the broadest market.

Section 4. COMPANY’s Obligations. COMPANY shall make commercially reasonable efforts to place Coverage and shall not knowingly accept from Producer, nor shall it knowingly secure Coverage for any risk which is currently underwritten by, and acceptable to Allstate at time of receipt by Agent. Company shall provide the services set forth in Exhibit A attached hereto or as amended, all in accordance with applicable state and federal laws and regulations. Furthermore, COMPANY shall adhere to all Service Standards attached hereto as Exhibit D or as mutually agreed to by the Parties in writing.

Section 5. ISA Obligations. ISA shall provide the services set forth in Exhibit B attached hereto or as amended, all in accordance with applicable state and federal laws and regulations. Premiums for all policies issued shall be direct billed to customers by COMPANY or its affiliates.

Section 6. Trademarks, Service Marks and Trade Names. Each Party agrees not to display or use any of the other party’s or its affiliates’ trade names, service marks, or trademarks, and shall not permit the same to be displayed or used by third parties, other than specifically as authorized in advance in writing by the other Party. Both Parties agree that ISA and Producers may use COMPANY and its affiliates name for adhering to applicable laws and regulations, and for distribution of ISA’s Expanded Market Program Notice and Authorization. Each Party acknowledges and agrees that the trade names, service marks, and trademarks of the other are proprietary to the other Party and that nothing in this Agreement constitutes the grant of a general license to use such trade names, service marks, or trademarks. Upon termination of this Agreement, each Party shall discontinue the use of the other’s trade names, service marks, or trademarks previously authorized in connection with any business conducted by it. This Section 6 shall apply to the trade names, service marks and trademarks of either Party’s affiliated companies.

Section 7. Compensation. * by the 10th business day of the following month in which premiums are received by COMPANY. COMPANY shall provide to ISA reports of the amounts of compensation that COMPANY paid to Producers in the manner and format prescribed in Exhibit D, by the 10th business day of the following month in which premiums are received by COMPANY. Any commission amounts owed or payable, by either Party, at the time of termination shall survive termination of this Agreement and for such time as any policies issued pursuant hereto remain in-force.

Section 8. Directly Appointed Producers. COMPANY will enter into an agency agreement between COMPANY and the applicable Producer. Any such agreement must be approved in writing by ISA, which approval shall not be unreasonably withheld. Any such agreement shall state that the Producers do not own any expirations of the business placed under this Agreement. Both Parties agree that COMPANY shall have exclusive authority to grant or deny direct appointments and that the conditions under which directly appointed Producers shall be governed by the agency agreement between the Producer(s) and COMPANY, as authorized and in accordance with any agreements between Producer(s) and ISA.

Section 9. Premium Collection Standards. Policies written under this agreement shall be issued on a direct bill basis. It is not anticipated by the Parties that ISA will receive premiums under this Agreement.

Section 10. Maintenance of Records and Files and Transfer Upon Termination. COMPANY and ISA shall maintain in their principal designated administrative offices books, records, files and other documents relating to this Agreement and transactions between them. ISA shall not be required to maintain books, records, files and other documents produced and maintained by Producers. Such books, records, files and documentation shall be maintained in accordance with all applicable laws and regulations in states where the Parties conduct business under this Agreement and applicable state insurance regulatory entity directives, consistently applied.

*Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

Section 11. *

(a)	*

(b)	*

Section 12. Financial Statement; Right to Audit.

(a)            COMPANY agrees that it shall keep true books and records, in accordance with sound accounting practices and principles applied on a consistent basis from year to year, of all dealings or transactions with respect to COMPANY’s operations pursuant to this Agreement. All such books and records of COMPANY shall be kept at COMPANY’s place of business or such other place(s) as the Parties may hereunder agree and will be available in hard copy if stored in an electronic data file.

(b)            COMPANY agrees to permit ISA, its accountants, attorneys, and assigns, upon one (1) week’s advance written notice and at ISA’s own expense, the right to enter upon COMPANY’s property during regular business hours, during the term of this Agreement for the purpose of examining, inspecting or making copies of COMPANY’s records which pertains to the conduct of business under this Agreement, but the same shall be done with as little disruption to the business of COMPANY as possible. ISA, at its own expense, shall be permitted to use the services of independent accountant or attorneys.

Section 13. *

Section 14. Confidentiality.

(a)            The Parties acknowledge that each Party may make Confidential Data available to the other Party or may otherwise learn of trade secret or confidential information of the other Party (collectively, hereinafter "Confidential Data"). Confidential Data includes all information not generally known or used by others and which gives, or may give, a Party an advantage over its competitors or which could cause injury, embarrassment, or loss of reputation or goodwill if disclosed. Such information includes, but is not necessarily limited to, data which identify or concern the Producers, such as Allstate Agent numbers and office locations, information about business practices, underwriting guidelines of Allstate or its affiliates, financial results, research, development, systems, insurance products and plans; and/or certain information and material identified by a Party as "Confidential" or “Proprietary”; and/or data one Party furnishes to the other Party from its database or third Party vendors; and/or data received from one Party and enhanced by the other Party. Confidential Data shall include information and data provided by or on behalf of any former, current or prospective customers of Allstate. Confidential Data may be written, oral, recorded, or on tapes, disks or other electronic media. Because of the sensitive nature of the information that the Parties and their respective personnel may become aware of as a result of this Agreement, the intent of the Parties is that these provisions be interpreted as broadly as possible to protect Confidential Data.

*Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

(b)            Each Party acknowledges that all Confidential Data furnished by the other Party may be considered a proprietary trade secret and is a matter of strict confidentiality. Each Party also acknowledges that the unauthorized use or disclosure of Confidential Data of the other Party will cause irreparable harm to the other Party. Accordingly, each Party agrees that the other Party shall be entitled to seek equitable relief, including injunction and specific performance without the necessity of posting a bond, in addition to all other remedies available at law or in equity for any threatened or actual breach of this Agreement.

(c)            Each Party agrees that it will employ the same security measures to Confidential Data received from the other Party that it would apply to its own comparable confidential information (but in no event less than a reasonable degree of care in handling Confidential Data). Without limiting the generality of the foregoing, except as specifically permitted in this Agreement, each Party further agrees that it will not distribute, disclose or convey to third parties any Confidential Data except as set forth in Section 14 (d) (e) and (f). ISA permits Confidential Data to be used by COMPANY solely for the purpose of placing and servicing Coverage or responding to Regulatory inquiries lawfully requested.

(d)            Both Parties agree that Confidential Data shall be used by ISA, Allstate and the Producers. The Parties agree that Confidential Data shall not be disclosed to or accessed by any other unaffiliated third party, except as authorized in writing by the Parties. Both Parties agree that ISA and Producer shall share Confidential Data with Allstate.

(e)            Each Party further agrees, unless otherwise provided for, that: a) only those with a defined need to know for purposes of placing and servicing Coverage shall be granted access to Confidential Data and only after they have been informed of the confidential nature of the Confidential Data; (b) Confidential Data (excluding any non-public personal information related to former, current. Or perspective customer or Producers) may be distributed, disclosed, conveyed to, or used by any consultant or subcontractor retained by it, which shall be conditioned upon prior written notice to the other Party and such consultant or subcontractors agreeing to be bound by similar confidentiality terms; (c) no copies or reproductions shall be made of any Confidential Data of the other Party except to effectuate the purpose of this Agreement; (d) it shall not make use of any Confidential Data for its own benefit or for the benefit of any unaffiliated third party. If either Party becomes aware of a threatened, suspected or actual breach of this Section, then that Party must provide immediate notice to the other Party.

(f)            Neither Party, nor its officers, directors, or employees, shall disclose the terms of this Agreement to any unaffiliated third party without the prior written consent of the other Party, except pursuant to a valid court order or as otherwise required by law. Each Party further agrees that, should third parties request the Party or its consultants or subcontractors to submit Confidential Data of the other Party to them pursuant to subpoena, summons, search warrant or governmental order, it will notify the other Party immediately upon receipt of such request. Notice shall be forwarded via overnight courier by receiving Party to other Party no later than three (3) business days after receipt by receiving Party. If the other Party objects to the release of the Confidential Data, the Party receiving the request will permit counsel chosen by the other Party to represent it in order to resist release of the Confidential Data. The Party resisting the release of such Confidential Data will indemnify the other Party for any expenses incurred by it in connection with resisting the release of the Confidential Data.

(g)            The obligations set forth in paragraphs (a) through (g) above shall not apply to: a) Confidential Data: 1) which has become well known in the trade; 2) which was disclosed to a Party by a third party not under an obligation of confidentiality to the other Party; 3) which was independently developed by a Party not otherwise in violation or breach of this Agreement or any other confidentiality obligation to the other Party; 4) which was rightfully known to a Party prior to entering into this Agreement; or b) any disclosure specifically authorized in writing by a Party.

(h)            No rights or licenses, express or implied, are granted by one Party to the other under any patents, copyrights, trade secrets or other proprietary rights as a result of or related to this Agreement.

Section 15. Privacy. In compliance with federal and state regulations, ISA may disclose nonpublic personal information to COMPANY for the purpose of assisting a customer to obtain insurance products or services. Both Parties agree to use, maintain, secure, store, disclose, and protect all nonpublic personal information of policyholders and insured’s in accordance with laws and regulations governing the privacy and security of such information. Both Parties agree that COMPANY shall provide all policyholders with a copy of COMPANY’s privacy policy.

Section 16. Indemnification and Hold Harmless. ISA shall indemnify COMPANY, its successors and assigns, affiliates, directors, officers, employees and agents and hold them harmless from all losses, claims, regulatory or administrative penalties, threats of claims or litigation, costs, expenses, damages, and attorney’s fees arising out of any act or omission of ISA, its officers, agents (excluding Producers under this Agreement) or employees in fulfilling its obligations under the Agreement or relating to the subject matter hereof. Promptly upon receipt by COMPANY of notice of the commencement of any action or of a threat of action, COMPANY shall, if a claim in respect thereof is to be made against ISA under this Section, notify ISA in writing thereof. COMPANY shall indemnify ISA, its successors and assigns, affiliates, directors, officers, agents, Producers and employees and hold them harmless from all losses, claims, threats of claims or litigation, costs, expenses, damages, and attorney’s fees arising out of any act or omission of COMPANY, its officers, agents, or employees in fulfilling its obligations under the Agreement or relating to the subject matter hereof. Promptly upon receipt by ISA of notice of the commencement of any action or of a threat of action, ISA shall, if a claim in respect thereof is to be made against COMPANY under this Section, notify COMPANY in writing thereof. The provisions regarding the indemnification of Parties contained above shall survive termination of this Agreement.

Section 17. Termination. This Agreement may be terminated as follows:

(a)            At any time by the mutual written consent of the Parties, which agreement shall state an agreed-upon effective date of termination;

(b)            At any time unilaterally, and without cause, by either Party, provided that the party wishing to terminate gives at least 90 days’ written notice to the other Party;

(c)            At any time unilaterally by either Party and to take effect immediately, upon written notice to the other Party, in the event of: (i) either Party filing a petition of bankruptcy or receivership, (ii) in the event of the forfeiture of either Party’s corporate charter, or (iii) if the other Party commits fraud, forgery, misrepresentation or is convicted of a felony; or

(d)            At any time unilaterally (i) by ISA if COMPANY is in material breach of the Agreement and such breach shall remain uncured for a period of thirty (30) days after written notice thereof by ISA; or (ii) by COMPANY if ISA is in material breach of this Agreement hereunder and such breach remains uncured for a period of thirty (30) days after written notice thereof by COMPANY.

Section 18. Obligations after Termination. Upon the effective date of termination of this Agreement, both COMPANY and ISA, will continue their obligations under this Agreement with regard to in-force insurance contracts issued under this Agreement until their then current policy expiration subject to the following conditions:

(a)            COMPANY reserves its right to non-renew any policies written under this Agreement in accordance with applicable state law;

(b)            COMPANY reserves all of its rights to cancel any policies written under this Agreement continued in-force for non-payment of premium or for other statutorily allowed reasons; and

(c)            As ISA continues to be Agent of Record on and Producer remains on the policy as servicing agent any policies written under this Agreement that are in force or renewed after the termination of this Agreement, COMPANY will pay commissions at the rate identified in the applicable Schedules. .

Section 19. Suspension. ISA may, at any time and at its sole discretion, choose to exclude or suspend certain Producers by providing COMPANY with a written list of those Producer’s names and instructions for their suspension or exclusion. Upon receipt of such list, COMPANY shall within 10 business days stop accepting any business submitted by an excluded Producer. ISA shall have the right to designate another Producer as servicing agent for all business produced by previous Producer. COMPANY must change servicing agent pursuant to ISA’s instruction upon prior written notice by ISA to COMPANY any and all such business designated by ISA.

Section 20. Amendment. This Agreement may be amended at any time by mutual agreement of the Parties, as evidenced by a written amendment executed by their duly authorized representatives, effective as of the date(s) specified herein.

Section 21. Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been effectively given and received when delivered by certified mail (return-receipt requested) or quicker means, with postage and charges prepaid and addressed to the appropriate party at the address set forth below. A Party may change its notice address by delivering a written change of address to the other Parties in the manner set forth in this Section.

If to ISA:	Ivantage Select Agency, Inc.
3100 Sanders Road
Northbrook, IL 60062
Attn: Mark Green, President

With a copy to:	Allstate Insurance Company
Corporate Law Department
2775 Sanders Road
Suite A2W
Northbrook, IL 60062
Attn: Steve Ihm, Vice President and Assistant General Counsel

If to COMPANY:	Federated National Underwriters, Inc.
14050 NW 14th Street, Suite 180
Sunrise, FL 33323
Attn: Gordon Jennings, President

Section 22. Interpretation. This Agreement constitutes the entire agreement among the Parties and supersedes all prior oral or written negotiations among the Parties with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Illinois without giving effect to its choice of laws or conflict or law provisions.

Section 23. Assignment and Transfer. This Agreement may not be assigned or transferred by any Party without the other Parties’ prior written consent, which consent shall not be unreasonably withheld.

Section 24. Remedies.

(a)            The Parties hereby agree that binding arbitration shall be the sole remedy for any and all dispute(s) arising between them with reference to any transactions, terms, or conditions under this Agreement. Arbitration proceedings brought hereunder shall be referred for final determination to the majority decision of a board of three (3) disinterested arbitrators. Notice of demand for arbitration shall be made, in writing, by the complaining Party to the responding Party.

(b)            Each Party shall appoint an arbitrator within thirty (30) days of being requested, in writing, by the other Party to do so. Within thirty (30) days after their appointment, the two arbitrators so chosen shall select a third arbitrator. The arbitrators shall be active or retired executive officers of a property and casualty insurance company. If the two arbitrators do not agree as to the selection of a third arbitrator within thirty (30) days after their appointment, the third arbitrator shall be chosen pursuant to the rules for the appointment of a neutral arbitrator by the American Arbitration Association or any other mutually agreeable dispute resolution organization. If one of the Parties fails to appoint its arbitrator within thirty (30) days of being requested, in writing, by the other to do so, the latter shall appoint the second arbitrator.

(c)            Within thirty (30) days after appointment of the third arbitrator, each Party shall provide the other with its relevant books, records, and/or papers not protected from disclosure by either the work-product or attorney-client privilege. Other than the exchange of relevant documents, both Parties shall refrain from engaging in any type of discovery including, but not limited to, depositions and interrogatories.

(d)            The Board shall be relieved from applying the strict rules of evidence and/or procedure and shall make its decision with a view toward affecting the Agreement in a reasonable manner, but shall be required to strictly enforce all applicable statutes of limitations. The Board shall have no authority to award punitive, multiplied or similar damages, nor make any award of attorneys fees against either Party. The Board shall have no authority to require a Party to put up pre-disposition collateral. Should either Party fail to appear at an arbitration and/or fail to furnish the Board with any subpoenaed papers or information, the Board is empowered to proceed ex parte. The majority decision of the Board shall be final and binding upon the parties. Such decision shall be reduced to a written award, signed by any two (2) of the three (3) arbitrators, dated and delivered overnight to the Parties. In no case shall the authority of the Board extend to awarding punitive or exemplary damages. Judgment may be entered upon the award by any court having jurisdiction.

(e)            Each Party shall bear the expense of its own arbitrator but shall equally share with the other the expense of the third arbitrator. The remaining costs of the arbitration shall be allocated by the Board.

(f)            Since the Agreement entails interstate commerce, arbitration proceedings brought hereunder, any or all provisions contained herein, and arbitration awards entered pursuant to this clause are specifically governed by, subject to, and enforceable under the Federal Arbitration Act (Title 9, United States Code, Sections 1-14, as amended). No state arbitration acts shall apply.

(g)            Unless some other location is mutually agreeable to the Parties, arbitration proceedings shall take place in Northbrook, Illinois and governed under the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. Arbitration shall commence within one hundred and twenty (120) days after selection of the third arbitrator. The specific time and site of arbitration shall be promptly determined by the Board after selection of the third arbitrator with notice thereof to the Parties.

Section 25. Severability of Provisions. If any term or provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement. Further, the remainder of this Agreement shall be construed and interpreted so as to give effect to the intentions of the Parties, including those evidenced by that part held illegal or invalid to the extent allowed by applicable law.

Section 26. Compliance. The Parties shall comply with relevant state and federal statutes, regulations, and directives.

Section 27. Captions. The section captions herein are for identification only and do not alter the substance of the sections or this Agreement as a whole.

IN WITNESS WHEREOF, the Parties have executed this Agreement, in duplicate, by their authorized representative as of the day and year hereinafter written.

FEDERATED NATIONAL		IVANTAGE SELECT AGENCY, INC.
UNDERWRITERS, INC.

By:	/s/ J. Gordon Jennings, III	By:	/s/ Mark Green

Title:	President	Title:	Ivantage President

Date:	2/5/13	Date:	2/4/13

EXHIBIT A

OBLIGATIONS OF COMPANY

(a)            Perform all functions relating to underwriting of the policies, it being agreed that COMPANY will retain the full underwriting authority as to the acceptance or rejection of any risk and the rating of any risk with respect to any Policies issued pursuant to this Agreement; provided, however, that COMPANY agrees to provide ISA at least thirty (30) days’ (or as required by state law) advance notice of any significant underwriting or other changes to be made to Coverage.

(b)            COMPANY shall provide ISA with 15 day advance notice in writing of any change in capacity restrictions of the carriers authorized in the Schedules appended to the agreement. If any part of the State of Florida is subject to a threat of windstorm events, COMPANY will advise ISA as soon as practicable of immediate temporary suspension to bind policies and ISA agrees to immediately advise all Producers that a temporary suspension is in effect until further notice that the weather event is no longer a threat.

(c)            Adjust, manage and settle all claims made in connection with the policies issued pursuant to this Agreement. .

(d)            Perform appropriate premium audits of the policies issued pursuant to this Agreement in accordance with terms of the policies and all applicable laws and regulations.

(e)            COMPANY shall ensure that the amount of all premiums for any policies written pursuant to this Agreement conform with the filed rates (or consent to rate pursuant to Section 627.171 Florida Statutes). In no event shall COMPANY charge or seek reimbursement from policyholders for any additional fees relating to the COMPANY’s performance of this Agreement or the administration of the policies written pursuant to this Agreement.

(f)            COMPANY shall develop an education/orientation program to be made available to all Producers who shall place Coverage, which shall be first approved in writing by ISA. Educational opportunities will remain available to Producers throughout the term of this Agreement. Additional supplemental reference materials shall be provided to Producers at ISA’s discretion.

(g)            COMPANY shall not distribute written program materials or communications about the expanded market program pursuant to this Agreement without prior review and approval in writing by ISA.

(h)            To aid ISA in measuring the success of the expanded market program, COMPANY shall provide to ISA, as requested, within thirty (30) days after the end of each calendar month, certain information including but not limited to monthly and year-to-date: (i) written and earned premium, statewide and by Producer, (ii) class of risk broken out by class code, (iii) incurred loss reports, on a calendar and accident year basis, broken down by paid loss and allocated expense, reserved loss and loss expense, and any such other information and documentation as may be reasonably requested by ISA.

(i)            * by the 10th business day of the month following the month in which premiums are received by COMPANY, *. Any commission refunds owed COMPANY shall survive the termination of the Agreement.

(j)            Provide to ISA agreed upon commission file by the 10th day of every month following the month of which production commenced and provide to ISA the agreed upon production and enrollment file by the 10th business day of every month following the month of production.

(k)            COMPANY will, during the term of this Agreement, maintain at COMPANY’s expense all appropriate insurance for itself and its employees, which insurance at minimum shall conform with the requirements set forth in Exhibit C attached here to the Agreement.

It is understood that COMPANY shall perform all of their duties and responsibilities under the Agreement in a commercially reasonable manner and that the failure to so perform such duties and responsibilities shall be deemed a material breach of the Agreement

*Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

EXHIBIT B

OBLIGATIONS OF ISA

(a)            Direct producers to be licensed by applicable state(s) and direct producers to adhere to the policies and procedures of COMPANY with respect to this Agreement. ISA shall provide a copy of its license upon request by COMPANY.

(b)            ISA and Producers shall have no authority to:

(i)            change, omit, add or waive any question, statement or answer on an application for coverage; or change, omit, add, waive, or discharge any provision of a coverage;

(ii)           waive forfeitures, extend time for the payment of premium or a policy fee, quote rates other than those given by COMPANY, or obligate or bind COMPANY or the carrier that COMPANY represents in any way not specifically authorized by this Agreement;

(iii)          authorize any claim settlement;

(iv)          waive or extend any policy obligation or condition;

(v)           incur any liability on behalf of COMPANY;

(vi)         represent that any product other than the Coverage has been placed by COMPANY, or any entity affiliated with it;

(vii)        represent that any Coverage is different from what it is represented to be by COMPANY; or

(viii)      represent that any Coverage is endorsed, sponsored or underwritten by Allstate or any of its affiliates

(c)            ISA shall not be responsible for the processing or the payment of any claims that arise on Coverage written pursuant to this Agreement. In the event that ISA should receive any inquiries related to any claim matter, ISA will immediately refer such inquiries to COMPANY or, as appropriate, the licensed claims administrator for the carrier that represents COMPANY.

(d)            Provide such other assistance and cooperation to COMPANY as the Parties may mutually agree.

(e)            Maintain in force and effect a valid and binding contract of liability insurance with an insurer having A.M. Best rating of A- or higher in the amount of at least $1,000,000 covering ISA, its agents, employees, and representatives, from an insurance company approved by COMPANY for damages occasioned by errors or omissions alleged to have been caused by ISA. Evidence of such coverage to be submitted to COMPANY at their request.

(f)            ISA shall provide to COMPANY a list of Producers designated by ISA to submit applications for Coverage pursuant to this Agreement promptly following execution of this Agreement and shall update such list at its discretion.

(g)            ISA shall use commercially reasonable efforts to resolve customer service issues between COMPANY and individual Producers.

EXHIBIT C

Standard Insurance Requirements

Company will, at its own expense, provide and keep in full force and effect during the term of this Agreement the following kinds and minimum amounts of insurance:

(a)	Workers' Compensation.

Workers' compensation statutory coverage as required by the laws of the jurisdiction in which the services are performed;

(b)	Employers' Liability.

Employers' liability insurance with a limit of not less than $1,000,000 per accident;

(c)	Automobile Liability.

Commercial automobile liability insurance with a $1,000,000 per accident limit for vehicles owned, leased, or rented by Company, while performing under this Agreement;

(d)	General Liability.

Commercial general liability insurance, including bodily injury, personal injury, blanket contractual liability and property damage, with a $1,000,000 per occurrence limit. Allstate shall be added as an additional insured on a primary and non-contributory basis;

(e)	Bond.

Commercial blanket fidelity bond with a minimum $100,000 each occurrence limit;

(f)	Errors & Omissions.

Professional liability insurance covering the errors and omissions of Company's personnel with a $5,000,000 per occurrence limit; and

(g)	Umbrella Liability.

Umbrella liability insurance in the amount of $10,000,000 per occurrence.

Each insurance coverage listed above shall, at all times, be insured with an insurance company that has (1) an A.M. Best Rating of A- or higher and (2) a Financial Size Category (FSC) of Class VIII or higher, as such ratings and categories are assigned by A.M. Best.

Within thirty (30) days of the effective date of this Agreement, and as requested by ISA from time to time Company shall provide ISA with Certificates of Insurance evidencing the insurance coverages listed above.

EXHIBIT D

COMPANY SERVICE LEVEL OBJECTIVES

NORMAL BUSINESS OPERATIONS

Call center availability between Normal Business Hours: 8:30 a.m. to 5:00 p.m. (Eastern Time) Monday through Friday for Producers and for other callers, except for federal, public, or national holidays. A list of holidays will be posted on the COMPANY’s Producer web site.

RIGHT TO CURE

It is understood and agreed that any assertion of violation of any Service Level Objective must be conveyed to COMPANY in writing per the Notice provisions of this Agreement. COMPANY shall have 60 days thereafter to investigate and cure any violation without constituting a breach of this Agreement.

CALL CENTER RESPONSE

COMPANY will answer at least 98% of all calls during Normal Business Hours.

COMPANY shall agree to provide automated voice response system capabilities 24/7.

Of all the calls answered, 80% will be answered within 30 seconds.

All calls including voice mail messages will be responded to within 24 hours of first contact during Normal Business Hours.

First call resolution rate will be no less than 75%.

POLICY PROCESSING

Upon the completion of all required underwriting materials, all transactions will be posted in policy issuance system in an appropriate time frame as follows:

New Business:                                      Within 24 hours

Cancellations:                                        Within 48 hours

Reinstatements:                                   Within 48 hours

Endorsements:                                      Within 48 hours

CLAIMS PROCESSING

First Response (non-catastrophe):                                                          24 hours

First Response (catastrophe):                                                                      48 hours

COMPANY agrees to support ISA’s catastrophe management practices by providing, for example, policyholder details by Producer, moratorium details, etc., within 24 hours of request.

PRODUCER WEB SITE

Normal Operations

Company will provide systems providing Producers with access to quoting and self-service policy information will be available between the hours of 7:00 a.m. and 12:00 a.m. (Eastern Time) at least 95% of the time, other than for Scheduled Maintenance and Deployments as detailed below. Systems will include site security through firewall protection, site system administration and maintenance, and site network monitoring.

Scheduled Maintenance and Deployments

Company will notify Producers and ISA of scheduled maintenance and deployments via the Company‘s Producer Web Site at least 24 hours prior to the scheduled maintenance. The amount and nature of any system downtime will be detailed in the Producer notification of scheduled maintenance.

Unscheduled Maintenance and Downtime

If systems are discovered to be unavailable during the hours of 7:00 a.m. to 12:00 a.m. (Eastern Time) for more than 15 minutes, Producers and ISA will be notified via email or telephone of the issue and expected plans for resolution and availability.

System Response Time

Company's systems will not exceed 30 seconds for routine quoting or for routine information requests.

Producer Web Site service level metrics will be monitored weekly for the first 90 days and monthly for the subsequent 90 days following each product launch.

PRODUCER SATISFACTION SURVEY

COMPANY agrees to participate in a Producer Satisfaction Survey to be administered by Ivantage. COMPANY agrees to strive for a minimum 85% satisfaction rate. If Producer satisfaction rate is less than 85%, COMPANY agrees to cooperate with ISA to ensure that subsequent survey’s achieve a minimum of 85% satisfaction.

REPORTING METRICS

COMPANY will provide the following data to ISA at the intervals indicated. All files will be password protected and encrypted for security purposes.

1.	Commission File (Monthly) COMPANY will provide to ISA a monthly commission file for the prior month's business. The Excel file will include the following information by Producer:

COLUMN HEADER	FIELD DESCRIPTION	Example
Reporting Month	Include on each line	00/00/0000
Allstate Agent Number	“A” plus 6 numeric or alpha numeric digits	A000000 A0A1234
Underwriting Carrier	List name	Agent Name
Line of Business	Refer to “Line of Business Codes” under Production Report requirement
Transaction Type	New, Renewal, Endorsement, abbreviations acceptable	New, Ren, End
Insured First Name	First	First
Insured Last Name	Last	Last
Policy Number
Effective Date	00/00/0000	00/00/0000
Risk State	2 letter state abbreviation	IL
Total Premium Recorded For Month	Dollar amount, two decimals, no dollar symbol, comma acceptable	20000.00
Commission Rate	*	10%
Commission Amount	Dollar amount, two decimals, no dollar symbol, comma acceptable	20000.00

* Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

2.	Agent Enrollment File (Monthly) COMPANY will provide to ISA a monthly agent enrollment file in Excel to include all actively enrolled Producers. COMPANY should use the monthly active agent list provided by ISA to identify terminated Producers that should no longer be part of the program and identify those Producers to ISA.

COLUMN HEADER	FIELD DESCRIPTION	Example
Allstate Agent Number	Allstate agent number, alpha character plus 6 numeric or alpha numeric digits	A000000 A0A1234
Date Agent Enrolled	Date Allstate agent enrolled	00/00/0000

3.	Production Reporting (Monthly, by the 10th business day of the following month)

COMPANY will provide to ISA a monthly production file as outlined below. If the formatting or data is incorrect, COMPANY commits to a 48 hour turnaround for corrections.

REQUIREMENTS

•	There are two files that need to be sent:

▪	Control File – used for quick data file validation

➢	Naming convention for this file should be:

CarrierName_yyyymm_CTL.csv

➢	Consists of one record containing two fields in comma delimited format.

➢	The first field contains the total number of records sent in the data file. No commas in the number.

➢	The second field contains the total amount of written premium in the data file. No $ or commas in the number.

Example:

            12350,3456198.35                                        cr (carriage return)

▪	Data File – the actual policy records

➢	Naming convention for this file should be:

CarrierName_yyyymm.csv

➢	Submit one record for all policies active for the previous month in comma delimited format. Do not send column headers as the first row. The entire file should be data.

➢	Every policy number must be unique. No duplicates.

➢	The policy number must be the base number related to the policy. Any prefix or suffix that modifies the base policy number should be broken down into the policy prefix and policy suffix fields.

➢	Please note the required fields and the format we have requested for each field as defined on Chart 1

➢	The Vendor GA – ID will be derived from a code assigned by ISA. Your GA ID will be _0XX_. The Vendor Carrier – ID is the NAIC code assigned to each carrier.

Chart 1

Technical Requirements

Field Number	Field Name	Type(Text, Currency, Numeric, Date)	Format Expected to Receive Data (example: phone number could be (999)999-9999 or 999999999: Amount could be 1234.56 or $1,234.56	Required * Check Field Definitions	Length of Field
1	Accounting Year/Month	Date	YYYYMM	X	6
2	Line of Business	Text	XXX (use leading zeros if necessary)	X	3
3	Policy Effective Date	Date	YYYYMMDD	X	8
4	Policy Expiration Date	Date	YYYYMMDD	X	8
5	Policy Inception Date	Date	YYYYMMDD	X	8
6	Policy Number	Text		X	30
7	Policy Prefix	Text
8	Policy Suffix	Text
9	Policy Term	Numeric	99	X	2
10	Business Name	Text		*	50
11	Insured First Name	Text		*	30
12	Insured Last Name	Text		*	30
13	Written Premium	Numeric	9999999.00	X
14	Allstate Agent Number	Text	a999999	X	7
15	Allstate Agent First Name	Text		*	30

16	Allstate Agent Last Name	Text		*	30
17	Allstate Agency Name	Text		*	50
18	Agent State	Text		X	2
19	Insured Risk Address	Text		X	60
20	Insured Risk City	Text		X	30
21	Insured Risk State	Text		X	2
22	Insured Risk Zip	Text		X	10
23	Insured Mail Address	Text		X	60
24	Insured Mail City	Text		X	30
25	Insured Mail State	Text	XX	X	2
26	Insured Mail Zip	Text	999990000	X	10
27	Insured Mail Phone	Numeric	9998887777		10
28	Vendor GA - ID	Text	XXX (use leading zeros if necessary)	X	3
29	Vendor Carrier - ID	Numeric	99999	X	5
30	Cancellation Date	Date	YYYYMMDD	X	1 or 8

Chart 2

Field Definitions

Field	Field Name	Description	Rules
1	Accounting Date	The year and month of the current inforce policies passed from the GA/Carrier to Allstate	Accounting date should always be equal to or greater than the inception date.

Examples

Accounting date = 201103
Correct: Inception date = 20110301 or 20110101. Effective date = 20110301 or 20110501.
Incorrect: Inception date = 20110401. (Inception date is greater than Accounting date - show on April submission)

2	Line of Business	The line of business on the policy.	Must be a valid business code. See tab LOB. Must be an approved LOB for state and GA/Carrier per contract. It should never change for the same policy number in the monthly submissions.
3	Policy Effective Date	The date coverage begins on the policy.	Changes upon renewal. Should not change prior to renewal. Can be equal to or greater than inception date, but should never be prior.
Examples Effective date = 20110101 Correct: Inception date = 20110101 or 20110315 Incorrect: Inception date = 20110501 (Effective date should be equal to or greater than Inception date.)
4	Policy Expiration Date	The date policy expected to retire. End date of current policy.	The expiration date is typically one policy term in the future from the effective date.
5	Policy Inception Date	The date the policy was created (written, processed, bound).	Should never change. Can be equal to or prior to effective date, but can never come after. No policies with an inception date greater than the accounting date should appear on monthly submission.

Examples

Inception date = 20110301
Correct: Effective date = 20110301, 20110315 or 20110501
Incorrect: Effective date = 20110215 (Inception date must be prior to or equal to Effective date.)
Incorrect: Accounting date = 201102 (Policy should appear on 201103 submission.)

6	Policy Number	The unique number assigned to the policy.
Should never change. Do not truncate. No duplicates. Strip off policy prefix and/or suffix only if they are expected to change. Policy number must be unique; any changes will result in error.
If the policy number contains leading or trailing zeros, do not truncate.

7	Policy Prefix	User defined policy prefix.	Optional
8	Policy Suffix	User defined policy suffix.	Optional
9	Policy Term	Length of policy coverage measured in months.
10	Business Name	Business name of insured.	Do not combine names - field should contain a single insured (first and last name). Cannot be blank if insured first name or insured last name is blank.
Example Correct: John Smith Incorrect: John Smith a single man and Amy Brown a single woman
11	Insured First Name	First name of insured.	Cannot be blank if last name is filled in. Cannot be blank if business name is blank.
12	Insured Last Name	Last name of insured.	Cannot be blank if first name is filled in. Cannot be blank if business name is blank.
13	Written Premium	Written premium should not include fees.	Written premium cannot be 0 or negative.
14	Allstate Agent Number	The Allstate agent number consisting of seven characters.	Exclusive agents (IDs beginning with A0, A1), Employee agents (IDs beginning with A6 in NY and WV only)
15	Allstate Agent Last Name	Allstate agent last name.	Cannot be blank if agent first name is filled in. Cannot be blank if agency name is blank.

16	Allstate Agent First Name	Allstate agent first name	Cannot be blank if agent last name is filled in. Cannot be blank if agency name is blank.
17	Allstate Agency Name	Agency name of agent.	Cannot be blank if agent last and first name is blank.
18	Allstate Agent State	Agent resident license state.	Must be US state. Cannot be blank.
19	Insured Risk Address	Address of insured property.	Must be US address.
20	Insured Risk City	City of insured property.	Must be US city.
21	Insured Risk State	State of insured property.	Must be US State.
22	Insured Risk Zip	Zip code of insured property.	Must be US zip code. Do not truncate.
23	Insured Mail Address	Mail address for insured property.	Cannot be blank if foreign or US.
24	Insured Mail City	Mail city for insured property.	Cannot be blank if foreign or US.
25	Insured Mail State	Mail state for insured property.	Cannot be blank if US.
26	Insured Mail Zip	Mail zip for insured property.	Cannot be blank if US.
27	Insured Mail Phone	Area code + exchange + number of mail phone for insured.	Optional
28	Vendor GA ID	GA code - provided by Ivantage.	Mandatory - Please refer to Ivantage for your GA Code
29	Vendor Carrier ID	NAIC code of carrier.	Must be valid NAIC code. Must be an approved carrier. Should never change.
30	Cancellation Field	Date policy ceases to exist. (Cancelled, non-renewed).	Must contain a date or 0. Cannot be blank. No leading or trailing spaces. When a policy cancels, expires or if it is a nonrenewal, please indicate the date here.

Chart 3

Line of Business Codes:

CODE	LINE OF BUSINESS	DEFINITION
001	Homeowners	HO3, HO5
002	Residential Fire	All DP forms
003	High Value
004	Earthquake
005	Wind	Wind Only Policies
006	Mexican Travel
007	Manufactured Home Mobile Home	Factory built housing transported to site for permanent installation
008	Boats	Includes personal watercraft, boat and yacht
009	Excess Flood
010	CPL	Comprehensive Personal Liability
011	Motorhomes	Self Propelled vehicle equiped with living quarters (RV)
012	Condo
013	Renters	Tenant coverage, personal property only
014	Motorcycles

015	LPP	Landlord Policy
016	SPP	Scheduled Property Policy - Valuable Articles Floater
017	Auto/ Classic Car
018	Personal Umbrella	Personal Umbrella Policy
019	Worker's Comp
020	Jewelry
021	Exc. CPL	Excess Comprehensive Personal Liability
022	Farm and Ranch
023	Excess Auto Liability
024	Workers Compensation
025	Commercial Auto
026	Commercial Property
027	Bonds
028	Commercial Umbrella
029	General Liability	Commercial General Liability

SCHEDULE A

This Schedule is entered into this ___, day of ______, 201_, by and between Federated National Underwriters (“Company”) and Ivantage Select Agency, Inc., (“ISA”) pursuant to Section 3, of that certain Insurance Agency Master Agreement dated _______________, between Company and ISA (“Agreement”). This Schedule is attached to and subject to the terms and conditions of that Agreement and contains the following terms and conditions.

Coverage

ISA agrees to allow certain designated Producers to place Homeowners, Dwelling Fire and Commercial General Liability coverage with Company. All policies written pursuant to this Schedule shall be written by Federated National Insurance Company (“Carrier”), unless agreed to otherwise in writing by ISA.

Commissions

*

Company shall pay commissions to Producers on a premiums received basis (net of endorsements, cancellations, reinstatements, and any additional mandatory fees)) as follows:

8% of new business premium and 8% of renewal business premium on Homeowners policies and Dwelling Fire for the first twenty-five (25) policies written pursuant to this Agreement. Commissions shall be 10% of new business premium and 10% of renewal business premium thereafter once Producer meets the threshold of twenty-five (25) on Homeowners and Dwelling Fire policies written pursuant to this Agreement.

15% of new premium and 15% of renewal premium on Commercial General Liability policies written pursuant to this Agreement.

Payments and any necessary adjustments will be made on the 10th business day of each month for the preceding month’s business. *

Mandatory additional fees shall be defined as additional fees as authorized under law, including but not limited to: $25 policy service fee, $2 Emergency Management Preparedness And Assistance Trust Fund (state fee), Citizen 2005 Emergency Assessment (state fee), Florida Hurricane Catastrophe Fund Emergency Assessment (state fee).

* Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

Territory

The state of Florida.

*
Termination

This Schedule may be terminated pursuant to the terms of Section 17 of the Agreement. In addition, and without prejudice to the right of either Party to invoke any applicable right of termination under said Section 17, Section 17 of the Agreement is hereby amended to provide for the following additional termination event: ISA, in its sole discretion, may immediately terminate this Schedule upon a Carrier’s failure to maintain at least an “A” rating from Demotech FSR.

Accepted by:

FEDERATED NATIONAL		IVANTAGE SELECT AGENCY, INC.
UNDERWRITERS, INC.

By:	/s/ J. Gordon Jennings, III	By:	/s/ Mark Green

Title:	President	Title:	Ivantage President

Date:	2/5/13	Date:	2/4/13

* Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under Exchange Act. Confidential portions of this document have been filed separately with the Securities and Exchange Commission.